Exhibit 10.1

Execution Version

Cooperation Agreement

October 17, 2025

Sachem Head LP

c/o Sachem Head Capital Management LP

250 West 55th Street, 34th Floor

New York, New York 10019

Ladies and Gentlemen:

Six Flags Entertainment Corporation (the “Company”), on the one hand, and Sachem Head Capital Management LP (collectively, “Sachem Head”), on the other hand, have mutually agreed to the terms contained in this letter agreement (this “Letter Agreement”). For purposes of this Letter Agreement, we refer to each of the Company and Sachem Head as a “Party” and, collectively, as the “Parties.”

1.	Board Matters.

(a)

Concurrently with and effective upon the execution of this Letter Agreement, the Board and all applicable committees thereof shall take such actions as are necessary to (i) increase the size of the Board to thirteen (13) directors and appoint Jonathan Brudnick (the “New Director”) as a Class III director of the Company with a term expiring at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”) and (ii) appoint the New Director to the Nominating and Governance Committee of the Board. The New Director shall be considered for membership on other committees of the Board in the same manner as other independent members of the Board. In the event, however, that the Company forms any committee to consider strategic alternatives or other strategic transactions (or to otherwise undertake a strategic review), the Company shall offer the New Director the opportunity to be a voting member of such committee. In addition, the New Director shall be permitted to attend and participate in meetings of any committee, whether or not a member of such committee, in the same manner as may be applicable to other members of the Board.

(b)

The New Director shall provide to the Company all customary materials and information as are required of all other directors, including, the Company’s standard director and officer questionnaire as then in effect, and such materials and information as are required to be or customarily included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the “SEC”). Subject to Section 3 hereof and the other terms of this Letter Agreement or as otherwise agreed in writing between the parties, Sachem Head and the New Director acknowledge and agree that the policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including, but not limited to, with respect to confidentiality, related party transactions and insider trading (as may be amended from time to time, collectively, “Company Policies”) will be applicable to the New Director in the same manner applicable to such other directors.

(c)

Sachem Head represents and warrants that, as of the date hereof, Sachem Head beneficially owns in the aggregate 5,030,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) and except as disclosed on Exhibit A, Sachem Head is not a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities (as defined herein). Sachem Head acknowledges and agrees that if (i) at any time Sachem Head ceases to have beneficial ownership and/or economic exposure (in the aggregate and in any combination) of or to at least 3% of the then outstanding shares of Common Stock (as adjusted for any combinations, splits, recapitalizations or similar actions by the Company, the “Minimum Ownership Requirement”) or (ii) as determined by a final non-appealable judgment of a court of competent jurisdiction, the New Director materially breaches any of his obligations under this Letter Agreement and such breach is not cured within ten (10) calendar days after written notice from the Company specifying the breach, Sachem Head shall (A) promptly notify the Company in writing of such event and (B) cause the New Director to immediately tender his resignation from the Board, effective immediately. Concurrently with the execution and delivery of this Letter Agreement, the New Director shall execute and deliver an irrevocable resignation in the form attached here to as Exhibit B. For the avoidance of doubt, the Company’s obligations under Section 1(a), Section 1(b) and Section 1(f) of this Letter Agreement shall automatically terminate upon (i) Sachem Head ceasing to meet the Minimum Ownership Requirement or (ii) any uncured material breach described in this Section 1(c), as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)

If, on or prior to the Standstill Termination Date (as defined herein), the New Director resigns from the Boards or is rendered unable (due to death or disability) to, refuses to serve on the Board for any reason, and at all times since the date of this Letter Agreement and such time Sachem Head beneficially owns shares of Common Stock at least equal to the Minimum Ownership Requirement, then, so long as Sachem Head beneficially owns shares of Common Stock in the aggregate at least equal to the Minimum Ownership Requirement, Sachem Head shall have the right to propose a candidate for replacement of such New Director that is reasonably acceptable to the Board (who shall qualify as “independent” pursuant to the listing standards of the New York Stock Exchange (the “NYSE”) and the applicable rules and regulations of the SEC and have the relevant financial and business experience to be a director of the Company) to fill the resulting vacancy caused by the New Director’s departure from the Board (any such replacement director, a “Replacement Director”), and once a Replacement Director is determined to be acceptable by the Board, the Board and all applicable committees of the Board shall take all necessary actions to immediately appoint the Replacement Director to the Board and to any applicable committee of the Board of which the replaced director was a member immediately prior to such replaced director’s resignation or removal. Upon a Replacement Director’s appointment to the Board, such Replacement Director will be deemed to be a New Director for all purposes under this Letter Agreement.

(e)

Until the Standstill Termination Date, Sachem Head shall, or shall cause its representatives to, appear in person or by proxy at any Stockholder Meeting (as defined herein) and to vote all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power in accordance with the Board’s recommendations, as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to (i) the election, removal and/or replacement of directors (other than any removal or replacement of the New Director) and (ii) any other proposal submitted to a vote of the stockholders; provided, however, (A) if either Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders (other than with respect to the election of directors to the Board or the removal of directors from the Board), that Sachem Head shall be permitted (but not required) to vote in the same proportion as the vote of all other holders of shares of

Common Stock; and (B) that Sachem Head shall be permitted to vote in its sole discretion with respect to any proposal to approve an Extraordinary Transaction (as defined herein). Upon the Company’s written request, Sachem Head shall provide the Company with written confirmation and evidence of its compliance with this Section 1(e) no later than two (2) business days prior to the applicable Stockholder Meeting; provided that such written request is received at least five (5) business days in advance.

(f)

The Company agrees that the New Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors of the Board and (ii) such other benefits (including, without limitation, compensation, equity-based compensation and other grants, if any, and reimbursement of expenses) on the same basis as all other non-management directors on the Board. The Company agrees that the New Director shall receive all Board notices and other Board materials that the other directors of the Company receive from the Company in the same manner and form and at substantially the same time as the other directors on the Board.

(g)

Prior to the Standstill Termination Date, Sachem Head shall not (including, without limitation, through other persons) and shall cause its controlled affiliates, and its and their respective managing members, principals, partners (other than partners who are solely limited partners), directors, officers and employees not to, and will direct its agents and representatives not to (at Sachem Head’s direction or on Sachem Head’s behalf), directly or indirectly, absent prior written consent by the Company or otherwise expressly permitted by this Letter Agreement:

(i)

acquire, or offer or agree to acquire or acquire rights to acquire, directly or indirectly, by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, or otherwise or direct any Third Party in the acquisition of record or beneficial ownership of any Common Stock or engage in any swap or hedging transaction or other derivative agreements of any nature with respect to any Voting Securities of the Company or any voting rights decoupled from the underlying Voting Securities, in each case, which would result in Sachem Head having aggregate beneficial ownership of and/or economic exposure to more than 14.9% of the Common Stock outstanding at such time (the “Ownership Cap”);

(ii)

(A) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (B) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (C) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (D) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before any Stockholder Meeting; or (E) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting, in each case, other than in a manner consistent with the Board’s recommendation in connection with such matter;

(iii)

form, join or in any way participate in any group (within the meaning of Section 13(d) of the Exchange Act), including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than a group that includes all or some of the members of Sachem Head, but does not include any other entities or persons that are not members of Sachem Head as of the date hereof); provided that nothing herein shall limit the ability of an affiliate of Sachem Head to join such group following the execution of this Letter Agreement, so long as any such affiliate agrees in writing to be bound by the terms and conditions of this Letter Agreement;

(iv)	seek publicly, alone or in concert with others, to amend any provisions of the Company’s organizational documents;

(v)

engage in any solicitation (as defined herein) of proxies or consents with respect to the election or removal of directors of the Company or any other matter or proposal or become a participant (as defined herein) in any such solicitation of proxies or consents;

(vi)

(A) irrespective of whether (1) directly or indirectly or (2) alone or in concert with others, institute, solicit, join or initiate any litigation, arbitration or other legal proceeding against the Company or any of its subsidiaries, its current or former directors or its officers (including derivative actions), each in their capacity as such, (B) make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its subsidiaries or their respective affiliates; or (C) make application or demand to a court or other person for an inspection, investigation or examination of the Company or its subsidiaries or their respective affiliates; provided that nothing herein shall prevent the New Director seeking in good faith to comply with his fiduciary duties under Delaware law from (v) bringing litigation to enforce the provisions of this Letter Agreement, (w) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Sachem Head, (x) exercising statutory appraisal rights, (y) receiving damages or settlement proceeds like any other stockholder in connection with any class action proceeding brought by a named plaintiff other than Sachem Head or (z) make a request under Section 220 of the General Corporation Law of the State of Delaware in his capacity as a director of the Company;

(vii)

make or in any way knowingly participate in, knowingly facilitate or disclose support of, directly or indirectly, any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of a division, sale of all or substantially all assets, recapitalization, reorganization, restructuring, liquidation, dissolution, financing or other extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets, including any Change of Control Transaction (each, an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict Sachem Head from tendering shares, receiving payment for shares, voting shares or otherwise participating in any such transaction (that has not been initiated by Sachem Head) on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require or result in a public announcement regarding any of the types of matters set forth above in this paragraph;

(viii)

make any proposal, announcement, statement or request that is public or is reasonably likely to become public regarding: (A) controlling, changing or influencing the Board or management of the Company, including proposals to change the number or term of directors or to fill any vacancies on the Board; (B) any Extraordinary Transaction or exploration thereof including any of the transactions referred to in clause (g)(vii) above (it being understood that this clause (g)(viii)(B) shall not restrict Sachem Head from tendering shares, receiving payment for shares, voting shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); (C) any other change in the Company’s or any of its subsidiaries’ operations, governance, business, corporate strategy, corporate structure, corporate affairs or policies, capital structure or allocation, or share repurchase or dividend policies; (D) causing the Company’s Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (E) causing the Company’s Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(ix)

(A) grant any proxy, consent or other authority to act as to any Voting Securities with respect to any matters (other than to the Company’s named proxies using the Company’s proxy card); or (B) deposit any Voting Securities in a voting trust or subject any Voting Securities to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts or prime brokerage accounts);

(x)

knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person (A) with respect to the giving or withholding of any proxy or consent relating to, or other authority to vote any Voting Securities; or (B) in conducting any type of referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Letter Agreement);

(xi)

engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than in connection with a broad-based market basket or index) that relates to or derives any part of its value from any decline in the market price or value of any securities of the Company, if doing so would result in Sachem Head failing to have an aggregate Net Long Position in the Company;

(xii)

other than in sale transactions on any stock exchange on which the Company’s securities are then listed or through a broker or dealer where the identity of the purchaser is not known, sell or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, Common Stock or any derivatives (including swaps) relating to Common Stock to any Third Party that (x) has filed a Schedule 13D (or amendment thereto) with respect to the Company, (y) has run or publicly announced an intention to run (or that the Sachem Head Parties or an affiliate thereof is aware has an intention to run) or is an affiliate of a person that has publicly announced an intention to run (or that the Sachem Head Parties or an affiliate thereof is aware has an intention to run) a proxy contest or submitted stockholder nominations or proposals with respect to any future stockholder meeting of the Company, or (z) would result in such Third Party, together with such Third Partys’ Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 5% of the shares of Common Stock outstanding at such time;

(xiii)

enter into any, negotiations, agreements or understandings with or advise, assist, facilitate, support, encourage or seek to persuade any Third Party to take any action that Sachem Head is prohibited from taking pursuant to this Section 1(g);

(xiv)	initiate any action challenging the validity or enforceability of this Section 1(g) or this Letter Agreement; or

(xv)

seek or request an amendment, waiver or release of any of the provisions of this Letter Agreement; provided that Sachem Head may make confidential requests to the Board for an amendment, waiver or release of any provision of this Letter Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by Sachem Head (and is made by Sachem Head in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, Sachem Head or any other person).

Notwithstanding the foregoing, the restrictions in this Section 1(g) shall not (A) prevent Sachem Head or its representatives from making (i) any factual statement as required by applicable subpoena, legal process or other legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such requirement did not arise as a result of action by Sachem Head) or (ii) any private communication to the Company, regarding any matter that would not reasonably be expected to trigger public disclosure obligations for any persons or result in any public disclosure of such communications, or (B) prevent Sachem Head from tendering shares, receiving payment for shares, voting shares or otherwise participating in any transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Letter Agreement or from making public statements regarding how it intends to vote, and the reasons therefor, with respect to any Change of Control Transaction involving the Company that has been publicly announced by the Company or from otherwise advocating in support of (or in opposition to) such Change of Control Transaction to which Sachem Head is not a party following its public announcement. Furthermore, for the avoidance of doubt, nothing in this Letter Agreement shall be deemed to restrict in any way the New Director (or any Replacement Director, as applicable) in the exercise of their fiduciary duties under applicable law as a director of the Company.

2.

Confidentiality. Notwithstanding any applicable Company Policies or anything in this Letter Agreement to the contrary, the New Director may share confidential information regarding the Company with the persons described in and in accordance with and subject to a customary confidentiality agreement, which Sachem Head LP and Sachem Head Capital Management LP have entered into with the Company concurrently herewith (the “Confidentiality Agreement”).

3.

Compliance with Securities Laws; Trading in Company Securities. Sachem Head acknowledges its obligations under U.S. securities laws and is aware that the U.S. securities laws may prohibit any person who has received from any issuer material non-public information from purchasing or selling securities of such issuer or from communicating to any other person under circumstances which it is reasonably foreseeable that such person is likely to purchase or sell securities. Notwithstanding anything to the contrary in this Agreement, but subject to compliance with such laws and to Section 1(g), Sachem Head and its representatives shall in any event be free to trade or engage in such transactions during periods when other members of the Board are permitted to do so, and the Company shall notify Sachem Head reasonably in advance whenever each such “open window” trading periods begin and end. The Company acknowledges that except as specifically provided in Section 1(g), nothing in this Agreement or any Company Policy shall in any way limit any trading or investment activities of Sachem Head or any of its representatives if such activities do not violate applicable securities laws and (solely with respect to trading in Company securities) are effected during the Company’s “open window” trading periods. For the avoidance of doubt, it is understood and agreed that any restrictions contained in any applicable Company Policies, including any restrictions on pledging or making purchases on margin of, or entering into derivative or hedging arrangements (including options) with respect to, securities of the Company, or otherwise trading the Company’s securities during open window trading periods shall be deemed not to apply to Sachem Head (or any of their affiliated funds), other than with respect to the New Director. It is understood and agreed that Sachem Head (or any of their affiliated funds) shall be free to trade in Company securities during “open window” trading periods, and shall only be prohibited from trading in Company securities during blackout periods established by the Company in good faith and generally applicable to all of the Company’s directors, provided, that the Company will promptly notify Sachem Head of the commencement and termination of each trading “blackout” that is not a regularly scheduled quarterly blackout period under the Company’s Securities Trading Policy. The Company shall ensure at all times that the Company Policies shall not prohibit Sachem Head from trading in any securities that are not Company securities (to the extent that Sachem Head is not then in possession of material non-public information regarding such security from the Company).

4.

Mutual Non-Disparagement. Until the Standstill Termination Date, the Company, on the one hand, and Sachem Head, on the other hand, shall each refrain from making, and shall cause their affiliates and representatives not to make, any public statement, whether written or oral and including any statements to stockholders, analysts or representatives of the media, that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of Sachem Head or the Company, respectively, or any of their respective affiliates and representatives. The foregoing shall not prevent the making of any factual statement in the event that the Company or any of its representatives or Sachem Head or any of its representatives is required to make that statement by applicable subpoena, legal process or other legal requirement or from privately communicating such statement to the other Party, any directors or executive officers of the other Party, or any of Sachem Head’s limited partner investors or potential limited partner investors so long as such communications would not reasonably be expected to require or result in any public disclosure of such communications and, with respect to such private communications to Sachem Head’s current or potential limited partner investors, they are consistent with prior practice, are understood to be private communications and not undertaken with the intent to circumvent the restrictions in this Letter Agreement.

5.

Press Release. The Parties agree that the Company will issue the press release (the “Press Release”) attached to this Letter Agreement as Exhibit C promptly following the execution and delivery of this Letter Agreement by the Parties (and in any event within one (1) business day after the date hereof). Prior to the issuance of the Press Release, neither the Company nor Sachem Head shall issue any press release or public announcement regarding this Letter Agreement or the matters discussed herein or take any action that would require public disclosure thereof without the prior written consent of the other Party. Sachem Head acknowledges that the Company may file this Letter Agreement and the Press Release as exhibits to its Form 8-K and the Company agrees that Sachem Head will have a reasonable opportunity to review such Form 8-K in advance of filing and that the Company will consider in good faith any changes requested by Sachem Head to the foregoing filing.

6.

Power and Authority of the Company. The Company represents and warrants to Sachem Head that (a) the Company has the corporate power and authority to execute this Letter Agreement and to bind it thereto, (b) this Letter Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, and (c) the execution, delivery and performance of this Letter Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

7.

Power and Authority of Sachem Head. Sachem Head represents and warrants to the Company that (a) Sachem Head Capital Management LP has the power and authority to execute this Letter Agreement on behalf of itself and to bind each member of Sachem Head thereto, (b) this Letter Agreement has been duly authorized, executed and delivered by such member of Sachem Head, constitutes a valid and binding obligation of such member of Sachem Head and is enforceable against each such member of Sachem Head in accordance with its terms, and (c) the execution of this Letter Agreement by such member of Sachem Head does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such member of Sachem Head or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

8.	Termination.

(a)

Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until twenty (20) days following the date that the New Director no longer serves on the Board (the “Standstill Termination Date”). The Company shall provide written notice to the New Director with regards to whether the Company irrevocably offers to nominate the New Director for the 2027 Annual Meeting no later than the date that is forty five (45) days prior to the nomination deadline pursuant to the Bylaws in connection with the 2027 Annual Meeting, which offer, if made, shall remain valid for fifteen (15) days after such notice.

(b)

Upon such termination, this Letter Agreement shall have no further force and effect. Notwithstanding the foregoing, (i) the Company’s obligations under Sections 1(a), 1(b) and 1(f) shall terminate upon any material breach of this Letter Agreement by Sachem Head upon ten (10) calendar days’ written notice by the Company to Sachem Head if such breach has not been cured within such notice period; provided that the Company is not in material breach of this Letter Agreement at the time such notice is given or prior to the end of the notice period, (ii) Sachem Head’s obligations under Section 1(g) shall terminate upon any material breach of this Letter Agreement by the Company upon ten (10) calendar days’ written notice by Sachem Head to the Company if such breach has not been cured within such notice period; provided that Sachem Head is not in material breach of this Letter Agreement at the time such notice is given or prior to the end of the notice period and (iii) Sections 8 to 18 shall survive termination of this Letter Agreement, and no termination of this Letter Agreement shall relieve any party of liability for any breach of this Letter Agreement arising prior to such termination.

9.

Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, DocuSign or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document).

10.

Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy for such a breach. It is accordingly agreed that each Party shall be entitled to enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law, in the event that any other party seeks to enforce the terms by way of equitable relief.

11.

Applicable Law and Jurisdiction; Jury Waiver. Each of the Company and Sachem Head (a) irrevocably and unconditionally submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, Delaware, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such matter, the federal, or other state courts located in Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising from this Letter Agreement shall be brought, tried, and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action arising from this Letter Agreement in any court other than the aforesaid courts. The Parties to this Letter Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT.

12.

Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by email, when sent to the email address set forth below, as applicable (provided that there is no automated return email indicating that the email address is no longer valid or active) or (b) if given by any other means, when actually received during normal business hours at the address specified in this section:

If to the Company:

Six Flags Entertainment Corporation

8701 Red Oak Blvd.

Charlotte, North Carolina 28217

Attn: Brian Nurse, Chief Legal & Compliance Officer and Corporate Secretary

Cc:    Brian Witherow, Chief Financial Officer

Email:   Brian.Nurse@sixflags.com; Brian.Witherow@sixflags.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, New York 10153

Attention: Michael J. Aiello

Megan Pendleton

Email:   michael.aiello@weil.com; megan.pendleton@weil.com

If to Sachem Head:

Sachem Head Capital Management LP

250 West 55th Street, 34th Floor

New York, NY 10019

Attention:  Michael Adamski

Email:    michael@sachemhead.com

With a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Richard Brand

Kiran Kadekar

Email:   richard.brand@whitecase.com

kiran.kadekar@whitecase.com

13.

Severability. If at any time subsequent to the date hereof, any provision of this Letter Agreement is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Letter Agreement.

14.

No Third-Party Beneficiaries. This Letter Agreement is solely for the benefit of the Company and Sachem Head and is not enforceable by any other persons. No Party to this Letter Agreement may assign its rights or delegate its obligations under this Letter Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void. Subject to the foregoing sentence, this Letter Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

15.

No Waiver. No failure or delay by any Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

16.

Certain Definitions. As used in this Letter Agreement: (a) the terms “affiliate” and “associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Standstill Termination Date become associate(s) or affiliate(s) of any applicable person or entity referred to in this Letter Agreement; provided, however, that for purposes of this Letter Agreement, Sachem Head and the Company shall not be associates or affiliates of one another; provided, further, that with respect to Sachem Head, the terms affiliate and associate shall not include any portfolio company of Sachem Head; (b) the terms “beneficial ownership,” “group,” “participant,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; provided that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (c) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder; (d) the term “Change of Control Transaction” means (i) any transaction pursuant to which any person becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the Company’s then-outstanding equity interests and voting power, (ii) any merger or stock-for-stock transaction with a Third Party whereby immediately after the consummation of the transaction, the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then-outstanding equity securities, or (iii) the sale of all or substantially all of the Company’s assets to a Third Party; (e) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers to or from such person, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons, “ for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (f) the term “representatives” means (i) a person’s affiliates and associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its affiliates; (g) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; (h) the term “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to either Party; and (i) the term “Voting Securities” means any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors.

17.

Interpretation and Construction. The Company and Sachem Head acknowledge that each Party has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Letter Agreement, and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Letter Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Letter Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by the Company and Sachem Head, and any controversy over interpretations of this Letter Agreement will be decided without regard to events of drafting or preparation. Whenever (i) the words “include,” “includes,” or “including” are used in this Letter Agreement, they shall be deemed to be followed by the words “without limitation”, (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Letter Agreement as a whole and not to any particular provision of this Letter Agreement, (iii) the word “or” is not exclusive, and (iv) references to “Sections” in this Letter Agreement are references to Sections of this Letter Agreement unless otherwise indicated. The headings set forth in this Letter Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Letter Agreement or any term or provision of this Letter Agreement.

18.

Entire Agreement. This Letter Agreement, including Exhibits A, B and C attached to this Letter Agreement and the Confidentiality Agreement, contain the entire understanding of the Parties with respect to the subject matter hereof. This Letter Agreement may be amended only by an agreement in writing executed by the Company and Sachem Head.

[Signature Page Follows]

If the terms of this Letter Agreement are in accordance with your understanding, please sign below and this Letter Agreement will constitute a binding agreement among us.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Brian C. Witherow
Name:	Brian C. Witherow
Title:	Chief Financial Officer

Acknowledged and agreed to as of the date first written above:

SACHEM HEAD CAPITAL MANAGEMENT LP

By: UNCAS GP, LLC, its General Partner

By:	/s/ Scott Ferguson
Name:	Scott Ferguson
Title:	Managing Member

[Signature Page to Letter Agreement]

EXHIBIT A

DERIVATIVE AGREEMENTS

Funds managed by Sachem Head Capital Management LP are parties to cash settled swaps referencing 4,995,000 shares of common stock of the Company.

EXHIBIT B

FORM OF IRREVOCABLE RESIGNATION LETTER

October [•], 2025

Board of Directors

Six Flags Entertainment Corporation

8701 Red Oak Blvd.

Charlotte, North Carolina 28217

Re: Irrevocable Resignation Ladies and Gentlemen,

This letter is delivered pursuant to Section 1(c) of the Cooperation Agreement, dated as of October [•], 2025 (the “Letter Agreement”), by and between the Company and Sachem Head. Capitalized terms used herein but not defined shall have the meaning set forth in the Letter Agreement.

I hereby irrevocably resign from my position as a director of the Company and from any and all committees of the Board on which I serve, subject to the Board’s acceptance of this resignation, effective upon the earliest of (i) the date on which Sachem Head ceases to satisfy the Minimum Ownership Requirement and (ii) the date on which Sachem Head has been determined by a final non- appealable judgment of a court of competent jurisdiction to have materially breached any of its obligations under the Letter Agreement (and not cured such breach within ten (10) calendar days after written notice from the Company specifying such breach).

This resignation is irrevocable and may not be withdrawn by me at any time.

Name:

EXHIBIT C

PRESS RELEASE

**Included as Exhibit 99.1 to this Current Report on Form 8-K**